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Exhibit 99.4

WilTel Communications Group, L.L.C.

Condensed Consolidated Financial Statements (Unaudited)

September 30, 2005

WILTEL COMMUNICATIONS GROUP, L.L.C.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

September 30, 2005 and December 31, 2004

(Dollars in thousands, except par value)

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$248,179	$209,710
Investments	39,359	21,577
Trade and other receivables, net	323,283	255,760
Prepaids and other current assets	20,510	16,935
Assets held for sale	3,278	7,655

Total current assets	634,609	511,637
Non-current investments	11,081	8,456
Other assets	68,943	80,013
Property, equipment and leasehold improvements, net	1,007,669	1,050,726

Total	$1,722,302	$1,650,832

LIABILITIES
Current liabilities:
Trade payables and expense accruals	$278,517	$268,363
Deferred revenue	56,577	52,632
Other current liabilities	43,341	68,145
Long-term debt due within one year	71,079	3,922

Total current liabilities	449,514	393,062
Long-term deferred revenue	190,051	161,206
Other non-current liabilities	126,068	142,971
Long-term debt	353,042	423,094

Total liabilities	1,118,675	1,120,333

Commitments and contingencies (Note 7)
SHAREHOLDER'S/MEMBER'S EQUITY
Common shares, $0.01 par value, 200,000,000 shares authorized, 10,000 shares outstanding at December 31, 2004, none at September 30, 2005	—	—
Additional paid-in capital	—	626,707
Membership interest	626,707	—
Accumulated other comprehensive loss	(14,476)	(14,454)
Accumulated deficit	(8,604)	(81,754)

Total shareholder's/member's equity	603,627	530,499

Total	$1,722,302	$1,650,832

The accompanying notes are an integral part of these condensed consolidated financial statements.

WILTEL COMMUNICATIONS GROUP, L.L.C.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

For the nine months ended September 30, 2005 and 2004

(In thousands)

	2005	2004
Revenues	$1,299,410	$1,178,160
Operating Expenses:
Cost of sales (excluding depreciation and amortization)	1,039,712	964,948
Selling, general and administrative	110,428	104,799
Depreciation and amortization	122,526	161,849
Other operating income, net	(60,142)	(23,495)

Total operating expenses	1,212,524	1,208,101

Income (loss) from operations	86,886	(29,941)
Interest expense	(25,421)	(27,414)
Investment and interest income	10,762	10,159
Other income, net	923	702

Income (loss) before income taxes	73,150	(46,494)
Income tax benefit (provision)	—	—

Net income (loss)	$73,150	$(46,494)

The accompanying notes are an integral part of these condensed consolidated financial statements.

WILTEL COMMUNICATIONS GROUP, L.L.C.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

For the nine months ended September 30, 2005 and 2004

(In thousands)

	2005	2004
Net cash flows from operating activities:
Net income (loss)	$73,150	$(46,494)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization of property, equipment and leasehold improvements	120,024	159,243
Other amortization and non-cash interest	4,095	3,029
Net securities gains	(2,277)	(6,378)
Net (gains) losses on dispositions of assets	(12,216)	945
Loss on impairment of intangible asset	3,034	—
Provision for doubtful accounts	(1,976)	(2,000)
Reversal of excess litigation accrual	—	(18,549)
Net change in:
Trade and other receivables	(47,557)	19,525
Prepaids and other assets	463	4,412
Trade payables and expense accruals	(5,264)	12,525
Other liabilities	(5,727)	3,270
Deferred revenue	(3,834)	1,219
Other	(1,780)	(557)

Net cash provided by operating activities	120,135	130,190

Net cash flows from investing activities:
Acquisition of property, equipment and leasehold improvements	(79,054)	(50,379)
Insurance recoveries related to storm damage to building	3,000	—
Proceeds from sales of property and equipment and other assets	18,669	5,866
Purchases of investments (other than short-term)	(43,234)	(16,537)
Proceeds from maturities of investments	21,195	92,699
Proceeds from sales of investments	1,659	3,967
Release of restriction on restricted cash	—	13,282
Distribution from investment	1,627	976
Acquisition, net of cash acquired	—	1,427

Net cash provided by (used in) investing activities	(76,138)	51,301

Net cash flows from financing activities:
Change in cash overdrafts	(2,703)	1,124
Repayments of long-term debt	(2,825)	(79,703)
Debt acquisition costs	—	(7,200)

Net cash used in financing activities	(5,528)	(85,779)

Net increase in cash and cash equivalents	38,469	95,712
Cash and cash equivalents at beginning of period	209,710	72,208

Cash and cash equivalents at end of period	$248,179	$167,920

The accompanying notes are an integral part of these condensed consolidated financial statements.

WILTEL COMMUNICATIONS GROUP, L.L.C.

CONSOLIDATED STATEMENT OF SHAREHOLDER'S/MEMBER'S EQUITY

For the nine month period ended September 30, 2005

(In thousands)

	Common Stock	Additional Paid-in Capital	Membership Interest	Accumulated Deficit	Accumulated Other Comprehensive (Loss)	Total
Balance, December 31, 2004	$—	$626,707	$—	$(81,754)	$(14,454)	$530,499
Capital contribution to L.L.C.		(626,707)	626,707
Comprehensive income:
Net change in unrealized gain (loss) on investments			—	—	(22)	(22)
Net income			—	73,150	—	73,150

Comprehensive income						73,128

Balance, September 30, 2005	$—	$—	$626,707	$(8,604)	$(14,476)	$603,627

The accompanying notes are an integral part of these condensed consolidated financial statements.

WILTEL COMMUNICATIONS GROUP, L.L.C.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1.    Basis of Presentation:

        The accompanying financial statements are unaudited. However, in management's opinion, the unaudited interim condensed consolidated financial statements reflect all the adjustments (consisting of normal recurring items or items discussed herein) necessary to present fairly the results of the interim periods. These notes should be read in conjunction with the Notes to Consolidated Financial Statements (including the Summary of Significant Accounting Policies) included in the Company's audited consolidated financial statements for the year ended December 31, 2004. Results of operations for interim periods are not necessarily indicative of annual results.

        On June 2, 2005, the structure of the Company changed from a corporation to an L.L.C. and was reorganized such that Baldwin Enterprises, Inc. ("Baldwin"), a wholly owned subsidiary of Leucadia National Corporation ("Leucadia"), owned all of the membership interests of the company. There was no financial statement impact as a result of this change as this reorganization occurred between entities under common control.

2.    Recent Accounting Pronouncements:

        In May 2005, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 154, "Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3" ("SFAS 154"), which is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS 154 applies to all voluntary changes in accounting principles, and changes the accounting and reporting requirements for a change in accounting principle. SFAS 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless doing so is impracticable. APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period in which the change occurred the cumulative effect of changing to the new accounting principle. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS 154 carries forward without change the guidance in APB 20 for reporting the correction of an error in previously issued financial statements, a change in accounting estimate and a change in reporting entity, as well as the provisions of SFAS 3 that govern reporting accounting changes in interim financial statements. The Company does not expect that SFAS 154 will have a material impact on its consolidated financial statements.

        In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"), which is effective for fiscal years ending after December 15, 2005. FIN 47 clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, "Accounting for Asset Retirement Obligations", refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Under FIN 47, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred—generally upon acquisition, construction, or development and/or through the normal operation of the asset. The Company does not expect that FIN 47 will have a material impact on its consolidated financial statements.

3.    Impairment of Long-Lived Assets:

        In accordance with Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), the Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. When testing for impairment, the Company groups its long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (or asset group). The determination of whether an asset group is recoverable is based on management's estimate of undiscounted future cash flows directly attributable to the asset group as compared to its carrying value. If the carrying amount of the asset group is greater than the undiscounted cash flows, an impairment loss would be recognized for the amount by which the carrying amount of the asset group exceeds its estimated fair value.

        As more fully described in the 2004 audited financial statements, on January 31, 2005, SBC Communications Inc. ("SBC") announced it would buy AT&T Corp., and announced its intention to migrate the services provided by the Company to the AT&T network. Since SBC is the Company's largest customer, accounting for 70% of the Network segment's year to date 2005 telecommunications revenues, the Company concluded that SBC announcement is an event which requires the Company to assess the carrying value if its long-lived assets for impairment, principally property and equipment. Since the event which gave rise to the impairment review occurred on January 31, 2005, and is not reflective of a condition that existed as of December 31, 2004, the assessment of impairment was performed as part of the preparation of the Company's financial statements for the first quarter of 2005. Based on the assumptions described below, the Company concluded than an impairment charge was not required.

        The Company determined that its fiber optic communications network is the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The asset group is primarily composed of fiber optic cable, conduit, rights of way, optronics and certain buildings and related improvements. These assets are used together to generate joint cash flows. The Company has determined that the primary asset of the group is fiber optic cable, which has a remaining weighted average useful life of 16 years. The fiber optic cable is considered to be the primary asset of the group as it is the most significant component of the group, the principal asset from which the asset group derives its cash flow generating capacity, would cost the most to replace and without which most of the assets in the group would not have been acquired. The determination of the primary asset of the asset group is significant because estimated cash flows used to test for recoverability are based on the estimated remaining useful life of the primary asset. The carrying value of the asset group that was tested for impairment was approximately $920.0 million.

        The Company utilized its internal estimates of future cash flows from all of its customers over the remaining useful life of the primary asset. These assumptions reflected estimated future operating results and considered all relevant facts and circumstances. The economics and term of the Company's future relationship with SBC were the most significant assumptions in the analysis. The agreements entered into between the Company and SBC during the second quarter of 2005 (discussed below) have confirmed the validity of these assumptions. However, if the Company's actual cash flows in the future are materially less than the amounts used for its impairment analysis, or other events occur which have a material adverse affect on its business or ability to generate future cash flows, the Company would have to prepare a new impairment analysis and may conclude that this asset group is impaired.

4.    SBC Agreement:

        On June 15, 2005, the Company and SBC reached an agreement, pursuant to which the existing alliance agreements between the Company and SBC were terminated and a new Master Services Agreement and a Termination, Mutual Release and Settlement Agreement were entered into. In exchange for the termination of the existing alliance agreements and the exchange of mutual releases, the Company will receive aggregate cash payments from SBC of $236.0 million. Of this amount, $11.0 million is payable on January 3, 2006, and the balance is payable in twelve equal monthly installments beginning on the closing of SBC's agreement to acquire AT&T on November 18, 2005.

        Under the new Master Services Agreement, SBC agreed to purchase the Company's services at the fixed prices that had been in effect on June 15, 2005, with minimum purchase commitments for on-net services of $600.0 million for the period from January 1, 2005 through December 31, 2007, and $75.0 million for the period from January 1, 2008 through December 31, 2009. If SBC fails to spend the required $600.0 million or $75.0 million during the respective designated periods, SBC will pay the amount of any deficiency and receive a credit equal to such amount to be used for future services. If SBC spends more than $600.0 million during the initial three-year period, any excess will be credited toward the $75.0 million commitment in the second period. SBC's minimum purchase commitments exclude access and off-net costs. However, for financial reporting purposes these costs are included as revenues, with offsetting amounts reported in telecommunications cost of sales, on the Company's consolidated statements of operations. As of September 30, 2005, approximately $192.0 million of minimum purchase commitments have been satisfied. Minimum purchase commitments are considered satisfied only when SBC has paid for the service provided, not when the service is recognized as revenue for financial reporting purposes.

        The Company also has the opportunity to earn up to an additional $50.0 million by meeting quality of service performance criteria in 2006 and 2007. These amounts will be recognized as operating revenue when they are earned. In addition, the Master Services Agreement provides that $18.0 million of the $25.0 million that SBC paid to the Company in 2004 to pre-fund capital expenditures will be applied as a credit against amounts that would otherwise be payable for services during the second half of 2005, with the remaining $7.0 million to be retained by the Company. The amount received during 2004 was not recognized as income and was reflected as a liability on the Company's consolidated balance sheet at December 31, 2004. During the third quarter of 2005, $10.8 million of the credit was applied to SBC provided services; as of September 30, 2005, $7.2 million of the credit remains outstanding.

        The Company is recognizing the $236.0 million of cash payments and the pre-funded capital expenditures that were not credited to SBC ($7.0 million) as other operating income. These amounts are being recognized as other operating income over time proportionally with the ratio of the minimum purchase commitments that have been satisfied subsequent to entering into the new master services agreement with SBC, to the remaining minimum purchase commitment at June 15, 2005. For the nine months ended September 30, 2005, approximately $32.6 million of this amount was reflected in other operating income. None of the payments relating to the $236.0 million had become due at September 30, 2005. As of the date of this report, $86.0 million has been received by the Company or its parent related to this agreement.

5.    Indebtedness:

        As a result of an amendment to the Company's credit agreement in September 2005, $67.3 million of the term loan has been classified as due within one year.

        In November 2005, Leucadia National Corporation ("Leucadia") loaned the Company $220.0 million in the form of a note payable on demand (or if no demand is made, on or prior to November 9, 2006). The note accrues interest at 8% per annum with interest payable the last day of the month commencing December 31, 2005. Substantially all of the Company's assets are pledged as collateral under its note agreement. The proceeds of the advance from Leucadia, along with the Company's own cash, were used to repay the term loans under the credit facility, the OTC Note and the unpaid interest on the respective obligations in full. The total cash outlay for the repayment was $420.4 million. At the date of the payoff, previously capitalized debt issuance costs with a balance of $8.9 million were charged to other operating expense. The amount charged to other operating expense was netted with unpaid refinancing obligations that were reversed of $2.9 million, for a net expense of $6.0 million.

        The terms of the sale-leaseback transaction related to the Company's corporate aircraft were amended in October 2005. The lessor is now a related party, a subsidiary of Leucadia. The minimum lease payments were increased and the term was lengthened, which resulted in an increased capital lease obligation of $3.4 million. Under the terms of the transaction, the $5.3 million previously held as cash collateral by the former lessor for the lease was returned to the Company.

6.    Pension Plans and Post-Retirement Benefits:

        WilTel's pension expense charged to operations for the nine month periods ended September 30, 2005 and 2004 related to the defined benefit pension plan included the following components (in thousands):

	2005	2004
Interest cost	$7,057	$5,872
Service cost	3,459	2,985
Expected return on plan assets	(4,882)	(4,044)
Actuarial loss	2,350	35

Net pension expense	$7,984	$4,848

        During the third quarter of 2005, the Company received the final 2005 actuarial valuation for its defined benefit pension plan, and recorded an increase in pension expense of $2.1 million.

        Employer contributions to the Company's defined benefit pension plan were $18.2 million during the first nine months of 2005.

        In the fourth quarter of 2005, the Company's defined pension plan was frozen due to an acquisition of a majority of the Company's assets.

        The Company provides certain healthcare and other benefits to certain retired employees under a plan which is currently unfunded. The Company pays the cost of postretirement benefits as they are incurred. Amounts charged to expense were not material in the nine month periods ended September 30, 2005 and 2004.

7.    Litigation:

        The Company is subject to various types of litigation in connection with its business and operations.

Department of Labor Investigation

        In April 2003, the Company received written notice from the United States Department of Labor (the "Department") that it is exercising its authority under Section 504 of the Employee Retirement Income Security Act of 1974 ("ERISA") to conduct periodic investigations of employee benefit plans to determine whether such plans conform with the provisions of ERISA and other applicable regulations. The stated scope of the review covers the Williams Communications Investment Plan (a defined contribution plan) for a time period extending from 1998 through the present date. In January 2004 and again in November of 2004, the Company received subpoenas from the Department requiring the production of related documents. The Company believes that all of its actions with respect to employee benefit plans have been in full compliance with ERISA and other applicable regulations. On November 29, 2005, the Department issued a letter stating that it had concluded its investigation and that no further action would be taken.

Right of Way Class Action Litigation

        A number of suits attempting to achieve class action status seek damages and other relief from the Company based on allegations that the Company installed portions of its fiber-optic cable without all necessary landowner consents. These allegations relate to the use of rights of way licensed by railroads, state departments of transportation and others controlling pre-existing right-of-way corridors. The putative members of the class in each suit are those owning the land underlying or adjoining the right-of-way corridors. Similar actions have been filed against all major carriers with fiber-optic networks. It is likely that additional actions will be filed. The Company believes it obtained sufficient rights to install its cable. It also believes that the class action suits are subject to challenge on procedural grounds. As of September 30, 2005, the Company has accrued $16.1 million for these claims. Other right of way claims may be asserted against the Company. The Company cannot quantify the impact of all such claims at this time. Thus, WilTel cannot be certain that an unfavorable outcome of other potential right-of-way claims will not have a material adverse effect.

One Technology Center Wind Damage

        In 2004, the Company's headquarter's building sustained damage due to a severe storm. Insurance recovery is deemed probable for repairs to the building resulting from the storm damage of approximately $7.8 million. The Company has an accrual of $5.0 million for additional repairs for which insurance recovery is not assured, as underlying design flaws in the building necessitate them. The Company will seek to obtain reimbursement from the responsible parties.

Summary

        The Company is a party to various other claims, legal actions, and complaints arising in the ordinary course of business for which a total of $20.2 million has been accrued as of September 30, 2005. In the opinion of management, upon the advice of legal counsel, the ultimate resolution of all claims, legal actions, and complaints, after consideration of amounts accrued, insurance coverage, or other indemnification arrangements, is not expected to have a materially adverse effect upon the

Company's future financial position or results of operations, although unfavorable outcomes in the items discussed above could significantly impact the Company's liquidity.

8.    Concentration of Credit Risk:

        As of September 30, 2005 and 2004, accounts receivable due from SBC, the Company's largest customer, represented approximately 30% and 38%, respectively, of its trade receivable. For the nine months ended September 30, 2005 and 2004, revenues relating to SBC represented approximately 66% and 65%, respectively, of the Company's total revenues. Additionally, for the nine months ended September 30, 2005 and 2004 purchases from SBC represented approximately 29% and 31%, respectively, of the Company's cost of sales.

9.    Investment and Interest Income:

        In addition to interest income, Investment and Interest Income includes $2.2 million and $6.0 million related to sales of equity securities which had zero book values for the nine months ended September 30, 2005 and 2004, respectively. Investment and Interest Income for 2005 also includes a bankruptcy claim distribution of $1.6 million received for a security with no book value.

10.    Other Operating Income, Net:

        Other Operating Income, Net for the nine month periods ended September 30, 2005 and 2004 includes the following items (in thousands):

	2005	2004
SBC termination income	$32,621	—
SBC intangible impairment	(3,034)	—
Litigation settlement	—	18,549
Dispute settlements	14,864	2,830
Reversal of excess accruals	2,180	2,609
Gain on sales of assets	13,291	—
Other	220	(493)

Total other operating income, net	$60,142	$23,495

        For the nine month period ended September 30, 2005, gain on sales of assets includes $12.4 million for the sale of undersea cable assets, and dispute settlements include $7.9 million from the termination of a dark fiber contract and related maintenance services for which the Company will not have to perform any remaining services, as well as $5.5 million for the settlement of vendor access cost disputes.

11.    Segment Information:

        The Company's reportable segments consist of its operating units, Network and Vyvx, which offer different products and services and are managed separately. Network owns or leases and operates a nationwide fiber-optic network over which it provides a variety of telecommunications services. The Company owns or has the right to use certain cable systems that connects its U.S. domestic network to foreign countries, and has the right to use wavelengths in Europe that it is currently not using.

        Vyvx transmits audio and video programming over the network and distributes advertising media in physical and electronic form.

        The Company evaluates performance based upon segment profit from operations, which represents income before income taxes, interest expense, investment and interest income, depreciation and amortization, other non-operating income and expense and certain other operating income (expense) items of a non-recurring nature.

        The following information reconciles segment profit from operations to the most comparable GAAP measure for the nine months ended September 30, 2005 and 2004 (in millions):

	2005		2004
	Network	Vyvx	Network	Vyvx
Segment profit from operations(1)	$148.6	$24.2	$86.0	$23.7
Depreciation and amortization expense	(116.6)	(5.9)	(154.1)	(7.7)
Interest expense, net of investment and interest income(2)(4)	(17.3)	2.6	(15.6)	(1.7)
Other operating income, net(2)(3)	36.6	—	19.6	2.6
Other non-operating income, net(2)	0.8	0.1	0.7	—

Income (loss) before income taxes	$52.1	$21.0	$(63.4)	$16.9

(1)
Reflects intersegment charges from Network to Vyvx of $13.5 million and $13.9 million for the nine months ended September 30, 2005 and 2004, respectively.

(2)
If items in these categories cannot be directly attributed to a particular segment, they are allocated to each segment based on a formula that considers each segment's revenues, property and equipment and headcount.

(3)
Excludes other operating income (expense) items of a recurring nature including $12.4 million in sales of undersea cable assets and $7.9 million in dispute settlements for the period ended September 30, 2005.

(4)
For the nine months ended September 30, 2005, Network includes income of $2.2 million related to the sale of an equity security which had a zero book value, and Vyvx includes a bankruptcy claim distribution of $1.6 million received for a security with no book value. For the nine months ended September 30, 2004, Network includes $6.0 million related to the sale of an equity security which had a zero book value.

        Certain statement of operations information for the nine months ended September 30, 2005 and 2004, and balance sheet information as of September 30, 2005 and December 31, 2004 concerning the Company's segments is presented in the following table (in millions):

	2005	2004
Revenues(a):
Network	$1,223.3	$1,102.1
Vyvx	89.6	90.0
Intersegment elimination(b)	(13.5)	(13.9)

Total consolidated revenues	$1,299.4	$1,178.2

Income (loss) before income taxes:
Network(b)	$52.1	$(63.4)
Vyvx(b)	21.0	16.9

Total consolidated income (loss) before income taxes	$73.1	$(46.5)

Identifiable assets employed:
Network	$1,619.8	$1,553.5
Vyvx	102.5	97.3

Total consolidated assets	$1,722.3	$1,650.8

(a)
Revenues for each segment include amounts for services rendered and products sold.

(b)
Eliminates intersegment revenues billed from Network to Vyvx. However, the intersegment revenues are included in the calculation to determine the loss before income taxes for each of Network and Vyvx.

        Network and Vyvx had additions to long-lived assets of $74.5 million and $4.6 million, respectively, for the nine months ended September 30, 2005. Network and Vyvx had additions to long-lived assets of $47.4 million and $3.0 million, respectively, for the nine months ended September 30, 2004.

12.    Subsequent Event:

        On December 23, 2005, Leucadia, through its subsidiary, Baldwin, sold all of the membership interests in the Company to Level 3 Communications Inc., excluding certain specified Company assets and liabilities.

        At closing the Company transferred certain retained assets to Baldwin, and Baldwin assumed certain retained liabilities. The retained assets include all cash and cash equivalents in excess of $100.0 million, all marketable securities, the Company's headquarters building located in Tulsa, Oklahoma and certain other miscellaneous assets. In addition, the Company will assign to Baldwin all of its right to receive the $236.0 million in cash payments from SBC disclosed in Note 4 above. The retained liabilities include all of the Company's long-term debt obligations, the Company's obligations under its defined benefit pension plan and supplemental retirement plan, certain other employee related liabilities and other claims.

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WilTel Communications Group, L.L.C. Condensed Consolidated Financial Statements (Unaudited) September 30, 2005
WILTEL COMMUNICATIONS GROUP, L.L.C. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) September 30, 2005 and December 31, 2004 (Dollars in thousands, except par value)
WILTEL COMMUNICATIONS GROUP, L.L.C. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) For the nine months ended September 30, 2005 and 2004 (In thousands)
WILTEL COMMUNICATIONS GROUP, L.L.C. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) For the nine months ended September 30, 2005 and 2004 (In thousands)
WILTEL COMMUNICATIONS GROUP, L.L.C. CONSOLIDATED STATEMENT OF SHAREHOLDER'S/MEMBER'S EQUITY For the nine month period ended September 30, 2005 (In thousands)
WILTEL COMMUNICATIONS GROUP, L.L.C. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)